United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                CORGENTECH, INC.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   21872P105
                                   ---------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  21872P105                                          Page 2 of 14 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners II, Inc.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power        2,095,224
Beneficially Owned               -----------------------------------------------
By Each Reporting                (6)    Shared Voting Power        -0-
Person With                      -----------------------------------------------
                                 (7)    Sole Dispositive Power   2,095,224
                                 -----------------------------------------------
                                 (8)    Shared Dispositive Power   -0-

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

              2,095,224      Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

             7.6%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  21872P105                                          Page 3 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners III, L. P.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power        2,095,224
Beneficially Owned               -----------------------------------------------
By Each Reporting                (6)    Shared Voting Power         -0-
Person With                      -----------------------------------------------
                                 (7)    Sole Dispositive Power   2,095,224
                                 -----------------------------------------------
                                 (8)    Shared Dispositive Power    -0-

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

              2,095,224      Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

              7.6%           Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

CUSIP No.  21872P105                                          Page 4 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners III, LLC.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power        2,095,224
Beneficially Owned               -----------------------------------------------
By Each Reporting                (6)    Shared Voting Power        -0-
Person With                      -----------------------------------------------
                                 (7)    Sole Dispositive Power   2,095,224
                                 -----------------------------------------------
                                 (8)    Shared Dispositive Power    -0-

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

              2,095,224      Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.6%                Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No.  21872P105                                          Page 5 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners III, LLC
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power        2,095,224
Beneficially Owned               -----------------------------------------------
By Each Reporting                (6)    Shared Voting Power         -0-
Person With                      -----------------------------------------------
                                 (7)    Sole Dispositive Power   2,095,224
                                 -----------------------------------------------
                                 (8)    Shared Dispositive Power    -0-

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,095,224           Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.6%                Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No.  21872P105                                          Page 6 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power             -0-
Beneficially Owned
By Each Reporting                (6)    Shared Voting Power       2,095,224
Person With
                                 (7)    Sole Dispositive Power        -0-

                                 (8)    Shared Dispositive Power  2,095,224

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,095,224           Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.6%                Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  21872P105                                          Page 7 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power            40,000
Beneficially Owned               -----------------------------------------------
By Each Reporting                (6)    Shared Voting Power       2,095,224
Person With                      -----------------------------------------------
                                 (7)    Sole Dispositive Power       40,000
                                 -----------------------------------------------
                                 (8)    Shared Dispositive Power  2,095,224

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,135,224           Please see Attachment A and Footnote 1
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.6%                Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1: Includes 2,026,427 shares beneficially owned by Alta California Partners III, L.P., 68,797 shares beneficially owned by Alta Embarcadero Partners III, LLC and Stock Options for 40,000 shares of Common Stock. Please see Attachment A.

CUSIP No.  21872P105                                          Page 8 of 14 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group      (a)
                                                               (b)  [X]
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

                                 -----------------------------------------------
Number Of Shares                 (5)    Sole Voting Power           -0-
Beneficially Owned               -----------------------------------------------
By Each Reporting                (6)    Shared Voting Power       2,095,224
Person With                      -----------------------------------------------
                                 (7)    Sole Dispositive Power      -0-
                                 -----------------------------------------------
                                 (8)    Shared Dispositive Power  2,095,224

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,095,224           Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.6%                Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 9 of 14 Pages

                                     Item 1.


(a) Name of Issuer: Corgentech, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  650 Gateway Blvd.
                  South San Francisco, CA 94080


Item 2.

(a) Name of Person Filing:

         Alta Partners II, Inc. ("APII")
         Alta California Partners III, L.P. ("ACPIII")
         Alta California Management Partners III, LLC. ("ACMPIII") Alta Embarcadero Partners III, LLC ("AEPIII")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Guy Nohra ("GN")

 (b) Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c) Citizenship/Place of Organization:


         Entities:         AP II            California
                           ACPIII           Delaware
                           ACMPIII          Delaware
                           AEPIII           California

         Individuals:      GG               United States
                           DJ               United States
                           GN               United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number:

Item 3.  Not applicable.

                                                             Page 10 of 14 Pages


Item 4         Ownership.

                             Please see Attachment A
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                        APII       ACPIII      ACMPIII      AEPIII         GG
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         2,095,224   2,095,224    2,095,224   2,095,224    2,095,224
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             7.6%        7.6%        7.6%         7.6%         7.6%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power            2,095,224   2,095,224    2,095,224   2,095,224    2,095,224
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power             -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power       2,095,224   2,095,224    2,095,224   2,095,224    2,095,224
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power        -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                         DJ          GN
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a) Beneficial Ownership 2,135,224 2,095,224
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class             7.7%        7.6%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power              40,000       -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          2,095,224   2,095,224
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power         40,000       -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     2,095,224   2,095,224
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

                                                             Page 11 of 14 Pages


Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                                             Page 12 of 14 Pages


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 3, 2005



ALTA PARTNERS II, INC.                        ALTA CALIFORNIA PARTNERS III, L.P.

                                              By:  Alta California Management
                                                     Partners III, LLC


By:                                           By:
   -------------------------------------        --------------------------------
    Jean Deleage, President                     Daniel Janney, Managing Director



ALTA CALIFORNIA MANAGEMENT                    ALTA EMBARCADERO PARTNERS III, LLC
 PARTNERS III, LLC



By:                                           By:
   -------------------------------------        --------------------------------
     Daniel Janney, Managing Director              Daniel Janney, Manager




   -------------------------------------        --------------------------------
         Daniel Janney                               Guy Nohra



   -------------------------------------
         Garrett Gruener

                                                             Page 13 of 14 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 3, 2005



ALTA PARTNERS     II, INC.                    ALTA CALIFORNIA PARTNERS III, L.P.

                                              By:  Alta California Management
                                                    Partners III, LLC


By:                                           By:
   -------------------------------------        --------------------------------
         Jean Deleage, President                Daniel Janney, Managing Director



ALTA CALIFORNIA MANAGEMENT                    ALTA EMBARCADERO PARTNERS III, LLC
 PARTNERS III, LLC



By:                                           By:
   -------------------------------------        --------------------------------
         Daniel Janney, Managing Director          Daniel Janney, Manager




   -------------------------------------         -------------------------------
         Daniel Janney                                  Guy Nohra



   -------------------------------------
         Garrett Gruener

                                                            Page 14 of 14 Pages


                                  Attachment A


Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta California Partners III, L.P. and Alta Embarcadero Partners III, LLC. Alta California Partners III, L.P. beneficially own 2,026,427 shares of Common Stock and Alta Embarcadero Partners III, LLC beneficially own 68,797 shares Common Stock. The managing directors of Alta California Partners III, L.P. and managers of Alta Embarcadero Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.), and managers of Alta Embarcadero Partners III, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by such funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Daniel Janney, Director, is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.) and a manager of Alta Embarcadero Partners III, LLC. Thus he currently shares voting and dispositive powers over the 2,026,427 shares of Common Stock beneficially owned by Alta California Partners III, L.P. and the 68,797 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. Mr. Janney owns stock options to purchase 40,000 shares of Common Stock that were granted on 10/14/2003. The vesting schedule is 1/48th per month and will expire on 10/14/2013.

Mr. Guy Nohra is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.) and a manager of Alta Embarcadero Partners III, LLC. Thus he currently shares voting and dispositive powers over the 2,026,427 shares of Common Stock beneficially owned by Alta California Partners III, L.P. and the 68,797 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein

Mr. Garrett Gruener is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.) and a manager of Alta Embarcadero Partners III, LLC. Thus he currently shares voting and dispositive powers over the 2,026,427 shares of Common Stock beneficially owned by Alta California Partners III, L.P. and the 68,797 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners II, Inc. is a venture capital firm with an office in San Francisco. Alta Partners II, Inc. is a California Corporation. Alta California Partners III, L.P. is a Delaware Limited Partnership, and Alta Embarcadero Partners III, LLC is a California Limited Liability Company.